Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIRONA DENTAL SYSTEMS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), Sirona Dental Systems, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1.           That the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby further amended by deleting Article SEVENTH thereof and replacing it with the following:

“SEVENTH: DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors shall, at the time this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becomes effective pursuant to the Law (the “Effective Time”), be the number of directors then in office and shall thereafter, subject to any limitations which may be set forth in the By-Laws and subject to the right, if any, of holders of shares of Preferred Stock outstanding to elect additional directors expressly set forth in the resolution or resolutions providing for the issuance of such shares, be such number or such greater or lesser number as may be fixed from time to time and at any time by a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board.

At each annual meeting of stockholders commencing with the 2014 annual meeting (i.e., the next annual meeting of stockholders following the 2013 annual meeting of stockholders held in February 2014), the directors shall be elected annually for terms of one year, except that any director in office at the 2014 annual meeting whose term expires at the 2015 or 2016 annual meeting (a “Continuing Classified Director”), or any successor to any such director, shall continue to hold office until the end of the term for which such director was elected or appointed and until such director’s successor shall have been duly elected or qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. For the avoidance of doubt, at the 2014 annual meeting, the directors whose terms expire at such meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2015 annual meeting; at the 2015 annual meeting of stockholders, the directors whose terms expire at such meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2016 annual meeting of stockholders; at the 2016 annual meeting of stockholders, the directors whose terms expire at such meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders; and at the 2017 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

Except as otherwise provided in the By-Laws, the election of directors is not required to be conducted by written ballot.

Subject to the special rights, if any, of one or more series of Preferred Stock to elect directors, any director may be removed, with or without cause, but only upon the affirmative vote of holders of at least 75% of the voting power of all shares of capital stock of the Corporation then outstanding and entitled to vote generally for the election of directors, except that any Continuing Classified Director and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director may be removed only for cause and only upon the affirmative vote of the holders of at least 75% of the voting power of all shares of capital stock of the Corporation then outstanding and entitled to vote in the election of directors.

Except for the special rights, if any, of holders of one or more series of Preferred Stock then outstanding to fill such vacancies, and except as otherwise required by the law, any vacancies on the Board resulting from an increase in the authorized number of directors, or from the death, resignation, retirement, disqualification or removal of a director or any other cause, shall be filled exclusively by a majority vote of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which (but only in which) event such vacancies may be filled by the stockholders. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

In connection with managing the business and affairs of the Corporation, including, but not limited to, determining whether and to what extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the Board (and any committee of the Board) may consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries; (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders, including the possibility that such interests may best be served by the continued independence of the Corporation.”

2.           The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by its duly authorized officer this 19th day of February, 2014.

SIRONA DENTAL SYSTEMS, INC.

By:	/s/ Jonathan Friedman
Name: Jonathan Friedman
Title: General Counsel and Secretary